Exhibit 3.1

CERTIFICATE OF INCORPORATION OF

FUND AMERICA INVESTORS CORPORATION II

THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

ARTICLE I

The name of the Corporation is Fund America Investors Corporation II.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the Corporation’s registered agent at such registered office is The Corporation Trust Company.

ARTICLE III

The sole purpose for which the Corporation is organized is to engage in the following activities:

(a) to purchase or otherwise acquire, own, hold, sell, transfer, assign, pledge, finance, refinance and otherwise deal with (i) mortgage loans, certificates or other securities guaranteed by the Government National Mortgage Association (“GNMA Certificates”); (ii) mortgage loans, certificates or other securities issued or guaranteed by the Federal National Mortgage Association (“FNMA Certificates”); (iii) mortgage loans, certificates or other securities issued or guaranteed by the Federal Home Loan Mortgage Corporation (“FHLMC Certificates”); and (iv) mortgage loans (including, among others, single family loans, manufactured housing contracts, multifamily loans, and senior and junior mortgage liens) (“Mortgage Loans”), mortgage pass-through certificates, collateralized mortgage obligations, subordinated classes or residual interests issued by any person or entity, or any other types of mortgage-related securities (collectively, “Mortgage-Related Securities”), (collectively, clauses (i) through (iv) are referred to as the “Mortgage Collateral”);

(b) to authorize, issue, hold, retain an interest in (including a subordinated interest), sell, deliver or otherwise deal with (i) bonds, notes or other obligations secured by one or more types, as described in paragraph (a) of this Article III, of Mortgage Collateral (the “Bonds”); provided, however, that all or such portion, if any, of the Bonds shall be rated in one of the four highest rating categories as may be designated by one or more nationally-recognized statistical rating agencies; or (ii) pass-through certificates which evidence an interest in pools of Mortgage Loans or other Mortgage Collateral

(“Pass-Through Certificates”); provided, however, that all or such portion, if any, of the Pass-Through Certificates shall be rated in one of the four highest rating categories as may be designated by one or more nationally-recognized statistical rating agencies;

(c) acting as settlor or depositor of trusts formed to issue (i) series of Bonds secured by Mortgage Collateral, or (ii) Pass-Through Certificates evidencing an interest in Mortgage Loans or other Mortgage Collateral, and investing in or selling the beneficial interest in such trusts;

(d) to become a general partner in limited partnerships organized for the purpose of engaging in any of the activities which the Corporation is authorized to perform, including without limitation, acquiring, owning, holding, assigning, pledging or otherwise dealing with Mortgage Collateral and/or issuing, selling or acquiring Bonds or Pass-Through Certificates secured by Mortgage Collateral;

(e) to use proceeds of the sale of Bonds or Pass-Through Certificates in connection with the funding or acquisition of Mortgage Collateral;

(f) to transfer, pledge or assign the rights to any amounts remitted or to be remitted to the Corporation by any trustee under an indenture, pooling and administration agreement, trust agreement or other agreement entered into with the Corporation in connection with the issuance of the Bonds or Pass-Through Certificates by the Corporation or by any trust or partnership established by the Corporation;

(g) to engage in and perform any actions which are necessary or appropriate to (i) establish to the satisfaction of the Secretary of Housing and Urban Development that the Corporation meets and will continue to meet the requirements for approval as an eligible lender participating in the programs under Title I of the National Housing Act or (ii) qualify under any other programs relating to Mortgage Collateral; and

(h) to engage in any activity and to exercise any powers permitted to corporations under the laws of the State of Delaware which are incidental to the foregoing and necessary or convenient to accomplish the foregoing, including the ability to hold or make such interim investments as may be required to be pledged by the Corporation as a condition to receiving the desired rating on any obligations issued by the Corporation pursuant to paragraph (b) of this Article III, plus any investment income on such investments, with such investments to include any investments permitted under any indenture pursuant to which the Corporation shall issue Bonds or under any pooling and administration agreement pursuant to which the Corporation shall issue Pass-Through Certificates.

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is One Million (1,000,000) shares of Common Stock having a par value of $0.01 per share and an aggregate par value of Ten Thousand Dollars ($10,000.00). Each share of Common Stock shall entitle the owner thereof to vote at the rate of one (1) vote for each share held. Cumulative voting of shares of Common Stock of the Corporation is hereby prohibited.

ARTICLE V

Elections of directors need not be by ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VI

The Board of Directors may exercise all such powers and do all such lawful acts and things as are not by statute, the Bylaws, or this Certificate of Incorporation directed or required to be exercised and done by the stockholders. In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to adopt, amend and repeal from time to time Bylaws of the Corporation.

ARTICLE VII

Subject. to the limitation in Article VIII of this Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VIII

Notwithstanding any other provision of this Certificate of Incorporation and any provision of law that otherwise so empowers the Corporation, the Corporation shall not, without the prior written consent of the trustee(s) from time to time (A) under any indenture pursuant to which the Corporation shall have issued Bonds or other evidences of indebtedness or (B) any pooling and administration agreement pursuant to which the Corporation shall have issued Pass-Through Certificates, do any of the following:

(i) dissolve or consolidate in whole or in part, other than as provided in (ii) below;

(ii) merge or consolidate with any other entity or convey or transfer its properties and assets to any other entity, except a trust beneficially owned by it or a corporation wholly-owned, directly or indirectly, by any person or entity owning, directly or indirectly, 100% of the outstanding Common Stock of the corporation and having a certificate of incorporation or articles of incorporation containing provisions substantially identical to the provisions of Article III and this Article VIII; or

(iii) amend this Certificate of Incorporation, to alter in any manner or delete Article III or this Article VIII.

In addition, without the affirmative vote of 100% of the members of the Board of Directors of the Corporation, the Corporation shall not institute proceedings to be adjudicated a bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment or a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property, or make any assignment for the benefit of creditors, except as required by law, or admit in writing its liability to pay its debts generally as they become due, or declare or effect a moratorium on its debt or take any corporate action in furtherance of any such action.

ARTICLE IX

The business and affairs of the Corporation shall be managed and conducted by a Board of Directors consisting of one (1) or more members who need not be stockholders, the exact number to be fixed and determined by the Board of Directors or stockholders, with full authority in the Board of Directors or stockholders to vary said amount at any time and from time to time.

At all times, at least one (1) of the directors of the corporation shall be an individual who is an Independent Party. For the purposes of this Article IX, “Independent Party” means a Person who is not a director, officer, employee or stockholder owning more than 5% of any Person owning beneficially, directly or indirectly, more than 5% of the outstanding shares of the Corporation’s common stock, or a director, officer, employee or stockholder owning more than 5% of any such beneficial owner’s parent, Subsidiaries or Affiliates (other than the Corporation or another direct or indirect special purpose finance Affiliate of the Corporation).

For purposes of this Certificate of Incorporation, the following terms shall have the following meanings:

“Affiliate” means, as to any Person: (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person or (b) any Person who is a director or officer (i) of such Person, (ii) of any subsidiary of such Person or (iii) of any Person described in clause (a) above. For the purposes of this definition, “control” of any Person shall mean the power, direct or indirect: (i) to vote or direct the voting of 5% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Independent Party” has the meaning ascribed thereto in paragraph (b) of this Article IX.

“Person” means and includes an individual, a corporation, a partnership, a joint venture, a trust, an unincorporated organization, and a government or any agency or department thereof and shall include any “group” (as defined in the Exchange Act) of Persons.

“Subsidiary” means, as to any Person, a corporation of which outstanding shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation are at the time owned, directly or indirectly, through one or more intermediaries, or both, by such Person.

ARTICLE X

The Corporation shall maintain its own separate and distinct books of account and corporate records. All corporate formalities, including the maintenance of current minute books, shall be maintained by the Corporation and the Corporation shall cause its financial statements to be prepared in accordance with generally accepted accounting principles. The Corporation shall not commingle its assets with any other Person.

ARTICLE XI

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

ARTICLE XII

The Corporation shall indemnify its directors, officers, employees and agents to the full extent permitted by the Delaware General Corporation Law.

ARTICLE XIII

The Corporation shall have perpetual existence.

ARTICLE XIV

The sole incorporator of the Corporation is Gilian L. Baron whose mailing address is Winstead Sechrest & Minick P.C., 5400 Renaissance Tower, 1201 Elm Street, Dallas, Texas 75270.

ARTICLE XV

The names and mailing addresses of the persons who are to serve as directors of the Corporation until the first annual meeting of the stockholders or until their successors are elected and qualified are:

Name	Address

Steven B. Chotin	8055 E. Tufts Parkway Suite 1450 Stanford Place I Denver, Colorado 80237

Edward C. Gruben	8055 E. Tufts Parkway Suite 1450 Stanford Place I Denver, Colorado 80237
M. Garrett Smith	2600 Trammell Crow Center 2001 Ross Avenue Dallas, Texas 75201

THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly, I have hereunto set my hand this 11th day of December, 1992.

INCORPORATOR
/s/ Gilian L. Baron

Gilian L. Baron